EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Amendment No. 1 to Form S-1) and related Prospectus of Crossroads Systems, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our report dated January 14, 2015, with respect to the consolidated financial statements of Crossroads Systems, Inc. and its subsidiaries included in its Annual Report (Form 10-K) for the year ended October 31, 2014, filed with the Securities and Exchange Commission.

/s/ PMB Helin Donovan, LLP
PMB Helin Donovan, LLP

Austin, Texas

June 26, 2015